Exhibit 10.1

AGREEMENT AND
MUTUAL RELEASE

This Agreement and Mutual Release (this “Agreement” or “Mutual Release”) entered into on August 22, 2007, (“Effective Date”) is by and between Blast Energy Services, Inc., a California corporation, and Eagle Domestic Drilling Operations, LLC, a Texas limited liability company wholly owned by Blast (collectively referred to herein as “Blast”) and Thornton Business Security Trust, a Nevada Trust, (the “Trust”), collectively referred to as the “Parties.”

1. Facts.

1.1
As of the Effective Date, the Trust is the owner and holder of 16,477,500 shares of Blast Common Stock (the “Trust Common Stock”). The Trust Common Stock has not been registered by Blast, as previously agreed at the time of purchase, and is not freely tradable at this time.

1.2	The trustee of the Trust has decided to offer to sell to Blast all shares of the Trust Common Stock.

1.3	Sale of the Trust Common Stock to Blast would result in a complete redemption of the Trust Common Stock.

1.4
Subject to the approval of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) having jurisdiction over Blast’s current Chapter 11 reorganization case, Blast has determined it is in the best interest of Blast, its creditors and its Chapter 11 estate to complete the repurchase of the Trust Common Stock on the Effective Date and enter into this Mutual Release on the terms and conditions set forth herein.

2. Settlement.

2.1
The Trust agrees that in consideration for Blast agreeing to the terms and conditions of Section 3.2 below; the Trust agrees to the terms and conditions of Section 3.1 below (the “Blast Consideration”).

2.2	Blast agrees that in consideration for the Trust agreeing to the terms and conditions of Section 3.1 below, Blast agrees to the terms and conditions of Section 3.2_ below (the “Trust Consideration”).

2.3	The Trust agrees that it will receive full and valid consideration from the Blast Consideration.

2.4	Blast agrees that it will receive full and valid consideration from the Trust Consideration.

3.Mutual Release.

3.1
In consideration of the agreements and covenants set forth herein above and below, the sufficiency of which is hereby acknowledged and confessed, the Trust, for itself, its agents, servants, attorneys, employees, successors and assigns, hereby covenant and agree as follows:

3.1.1
That the Trust hereby releases, acquits and forever discharges Blast, its current and former agents, officers, directors, servants, attorneys, representatives, successors, employees and assigns (the “Blast Parties”) from any and all rights, obligations, claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, for or by reason of any matter, cause or thing whatsoever, including all obligations arising therefrom, and omissions and/or conduct of Blast, and/or Blast’s agents, attorneys, servants, representatives, successors, employees, directors, officers and assigns, relating directly or indirectly thereto.

3.1.3	At the time of payment of the Purchase Price which shall be made on or before August 22, 2007, the Trust shall deliver the Trust Common Stock appropriately endorsed by the trustee.

3.1.4
In consideration of the terms of this Mutual Release, the Trust makes the following representations and warranties to Blast and the Bankruptcy Court in conjunction with Blast’s seeking approval to consummate this Agreement, which warranties and representations and agreements shall survive the Bankruptcy Court’s approval of the Agreement:

a)	The Trust has access to and that it has carefully read the following disclosures:

(i)	Blast’s Form 10-KSB for the period ended December 31, 2006 (the “Form 10-KSB”); and

(ii)	All other documents filed by Blast with the SEC subsequent to the Blast’s Form 10-KSB and prior to the date of this Agreement, including without limitation, the “Risk Factors” in the 10-KSB; and

(iii)
There are certain disclosures made in (i) and (ii) specifically with respect to the Trust, which the Trust does not agree with and which a Trust representative has pointed out to Blast orally and in writing. At this time such differences have not yet been resolved.

b)
With respect to trust tax and other economic considerations that may be involved in connection with this Agreement, the Trust is not relying on Blast, other than through the opinion of Blast’s corporate counsel in relation to exemption from securities registration, as set forth below..

c)
The Trust and/or the Trust’s advisor(s) has/have had a reasonable opportunity to ask questions of and receive answers and to request additional relevant information from a person or persons acting on behalf of Blast concerning this Agreement and the consequences of the sale of the Common Stock provided for in this Agreement.

d)
The Trust, its trustee and the Trust’s advisor(s) have such knowledge and experience in financial, tax and business matters so as to enable the Trust to use the information made available to the Trust in connection with this Agreement to evaluate the merits, consequences and risks and to make an informed decision with respect thereto.

e)
The trustee of the Trust has the sole and full legal right, title, interest and power over the Trust Common Stock, and all authority and approval required to sell, execute and deliver, or authorize execution and delivery of, this Agreement and the sale of the Trust Common Stock and all other instruments executed and delivered by or on behalf of the Trust in connection with the sale of the Trust Common Shares.

f)	The signature of the trustee signing on behalf of the Trust is the sole authority necessary to bind the Trust.

3.2
In consideration of the agreements and covenants set forth herein above and below, the sufficiency of which is hereby acknowledged and confessed, Blast, for itself, its officers, its directors and its agents, servants, representatives, successors, attorneys, employees and assigns , hereby covenants and agrees as follows:

3.2.1
That Blast hereby releases, acquits and forever discharges the Trust, the trustees of the Trust, the beneficiaries of the Trust, attorneys, agents, accountants, representatives, and employees from any and all rights, obligations, claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, and/or Blast in general, for or by reason of any matter, cause or thing whatsoever, including all obligations arising therefrom, and omissions and/or conduct of the Trust and/or its trustees, beneficiaries, agents, attorneys, servants, representatives, successors, employees, and assigns, relating directly or indirectly thereto;

3.2.2	Blast shall pay the trustee of the Trust $16.48 in cash (“Purchase Price”) as full and valid consideration for the Trust Common Stock;

3.2.3
The Purchase Price shall be paid on or before August 22, 2007 following the entry of an order by the Bankruptcy Court approving this Agreement and authorizing Blast to purchase the Trust Common Stock and without any change by the Bankruptcy Court in the terms of this Agreement as set forth by this Agreement; or this Agreement shall terminate immediately without further obligation hereto; and

3.2.4	Blast agrees to make an immediate and timely disclosure of the above facts in its filings with the United States Securities and Exchange Commission.

4.	Legal Opinion Regarding the Sale of the Trust Common Stock.

Blast agrees that following the receipt by Blast’s corporate counsel of any required transfer documentation, this Agreement as Executed by the Trust, that Blast’s corporate counsel will issue an opinion to trustee of the Trust for the trustee’s reliance thereon, that the transfer of the Trust Common Stock as contemplated hereby will be exempt from registration under the Securities Act of 1933, as amended (the “Opinion”). The parties agree that the issuance of the Opinion shall be a condition precedent to the consummation of the transactions contemplated herein and such Opinion shall be completed in writing and delivered to the trustee of the Trust on August 22, 2007 and may be faxed to counsel for the trustee.

5. Miscellaneous.

5.1	Deliberately Omitted.

5.2	No Other Cause of Action. The Parties are not aware of any claims not being released herein against them.

5.3
Capacity and Authorization. The Parties to this Mutual Release further represent that they have read it in full before its execution and that they fully understand the meaning, operation and effect of its terms. Each individual signing this Mutual Release warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Mutual Release on behalf of the Party for which he or she signs.

5.4
Assignments. The Trust represents that it has not assigned, in whole or in part, any claims, demands and/or causes of action against Blast to any person or entity prior to their execution of this Mutual Release. Blast represents that it is not aware of any assignment, in whole or in part, any claim, demand and/or causes of action against the Trust to any person or entity prior to its execution of this Mutual Release.

5.5
Binding Effect. This is an arms-length transaction and entry into a Mutual Release shall be binding on and inure to the benefit of the Parties and their trustees, respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

5.6	Modification. No modification or amendment of this Mutual Release shall be effective unless such modification or amendment shall be in writing and signed by all Parties hereto.

5.7
No Admission of Liability. Each Party acknowledges and agrees that this Mutual Release is a compromise of disputed claims and neither this Mutual Release, nor any consideration provided pursuant to this Mutual Release, shall be taken or construed to be an admission or concession by either the Trust or Blast of any kind with respect to any fact, liability, or fault.

5.8
Entire Agreement. This Mutual Release constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection with the subject matter hereof.

5.9.
Interpretation. The interpretation, construction and performance of this Mutual Release shall be governed by the laws of the State of Nevada, as the Trust is governed by Nevada Law and only Nevada Law shall be used as to its interpretation or construction. Whenever used herein, the singular number shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders. This Agreement does not represent and shall not in any manner be construed as an appearance by the Trust in the Bankruptcy Court or consent to or submission of jurisdiction over the Trust of the Bankruptcy Court.

5.10.	Faxed Signatures. For purposes of this Mutual Release a faxed signature shall constitute an original signature.

5.11.
Execution. This Mutual Release may be executed in several counterparts, each of which shall be deemed an original, and such counterparts taken together shall constitute but one and the same Mutual Release. A photocopy of this Mutual Release shall be effective as an original for all purposes.

6. Court Approval.

Blast seeks the approval of the Bankruptcy Court to enter into the terms and conditions of this Agreement and Mutual Release. Before the Effective Date, Blast will file an appropriate motion requesting such authorization by the Bankruptcy Court to complete the purchase of the Trust Common Stock. The Trust is not seeking the approval of the Bankruptcy Court, as the Trust has not entered an appearance nor does the Trust submit or agree to the jurisdiction of the Bankruptcy Court over the Trust.

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IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Mutual Release as of the date first written above.

Blast Energy Services, Inc.

     By:___/s/ John O’Keefe____________
John O’ Keefe
Chief Executive Officer

Thornton Business Security Trust

By:__ /s/Jeffery Brown___________
Jeffery Brown, Trustee